Exhibit 99.1

IDT Corporation Reports First Quarter Fiscal 2016 Results

NEWARK, NJ — December 3, 2015: IDT Corporation (NYSE: IDT) reported diluted earnings per share (EPS) of $0.18 and Non-GAAP diluted EPS* of $0.35 on revenue of $390.6 million for the first quarter of its fiscal year 2016, the three months ended October 31, 2015.

1Q16 HIGHLIGHTS

(Results for 1Q16 are compared to 1Q15)

  Consolidated revenue decreased 5.4% to $390.6 million;
  Consolidated Adjusted EBITDA* increased 24.6% to $13.0 million;
  Net cash provided by operating activities increased to $14.0 million from $8.3 million;
  IDT’s Board of Directors increased the quarterly dividend to $0.19 for the first quarter of fiscal 2016.

IDT’s Chief Executive Officer Shmuel Jonas said, “IDT again delivered strong bottom line results increasing Adjusted EBITDA nearly 25% year over year to $13.0 million. Revenue declined after regulatory changes in Mexico resulted in substantial, industry-wide rate reductions in the heavily trafficked US-to-Mexico route. Exclusive of Mexico, Boss Revolution, our flagship voice calling and payments service, continued to grow. In light of our continued operating profitability and strong financial condition, IDT’s Board of Directors increased the quarterly dividend to $0.19 for the first quarter of fiscal 2016.

“Earlier today, Zedge, our popular app to get the coolest ringtones, wallpapers and other content for mobile devices, was named one of the ‘Best Apps of 2015’ by Google Play.  Congratulations to the Zedge team on a job well done.  In the first quarter, Zedge increased its revenue 26% compared to the year ago quarter.  The increase reflects strong advertising sales driven by continued growth of Zedge’s user base for both Android and iOS.

“Looking ahead, we are making good progress toward our goal of spinning-off Zedge to our shareholders, and expect this distribution to occur in the second quarter of calendar 2016. We also have targeted the second quarter for the launch of a new version of the popular Boss Revolution app, featuring two exciting new features - peer-to-peer voice calling and instant messaging – that we expect will drive long term growth,” he concluded.

*Throughout this release, Adjusted EBITDA, Non-GAAP net income and Non-GAAP diluted EPS for all periods presented are non-GAAP measures intended to provide useful information that supplements IDT’s or the relevant segment’s core results in accordance with GAAP. Please refer to the Reconciliation of Non-GAAP Financial Measures at the end of this release for an explanation of these terms and their respective reconciliation to the most directly comparable GAAP measure.

1Q16 CONSOLIDATED RESULTS

$ in millions, except EPS	1Q16	1Q15	4Q15	1Q16 -1Q15 Change (%/$)
Revenue	$390.6	$412.9	$405.8	(5.4)%
Direct cost	$324.5	$343.8	$339.3	(5.6)%
Direct cost as a percentage of revenue	83.1%	83.3%	83.6%	(20) BP
SG&A expense	$53.1	$57.0	$54.1	(6.9)%
Depreciation and amortization	$5.1	$4.4	$5.0	+14.7%
Severance	—	$1.5	$0.2	$(1.5)
Adjusted EBITDA*	$13.0	$10.4	$12.4	+24.6%
Gain on sale of interest in Fabrix	—	$75.1	—	$(75.1)
Income from operations	$7.9	$79.6	$7.2	$(71.7)
Net income attributable to IDT	$4.2	$80.2	$1.3	$(76.0)
Diluted EPS	$0.18	$3.47	$0.05	$(3.29)
Non-GAAP net income*	$8.1	$10.5	$5.7	$(2.4)
Non-GAAP diluted EPS*	$0.35	$0.46	$0.25	$(0.11)
Net cash provided by operating activities	$14.0	$8.3	$2.8	$5.7

1Q16 OPERATING RESULTS BY SEGMENT

(Results are for 1Q16 and comparisons are to 1Q15 unless otherwise noted)

TPS

IDT’s Telecom Platform Services (TPS) segment accounted for 98.7% of IDT’s revenue in 1Q16. TPS markets and distributes multiple communications and payment services across four broad business verticals: Retail Communications, Wholesale Carrier Services, Payment Services and Hosted Platform Solutions.

TPS’ quarterly minutes of use were 7.16 billion compared to 7.48 billion (-4.2%) in 1Q15 and to 7.47 billion (-4.0%) in 4Q15. The decreases primarily reflect a decline in Retail Communications minutes, triggered primarily by the decline in traffic in IDT’s US-to-Mexico route.

TPS’ revenue was $385.7 million compared to $403.8 million (-4.5%) in the year ago quarter and $400.8 million (-3.8%) in the prior quarter. The decreases are primarily the result of a decline in minutes in Retail Communications and, year over year, lower average revenue-per-minute in Wholesale Carrier Services.

TPS Revenue by Business Vertical ($ in millions)	1Q16	1Q15	4Q15	1Q16 -1Q15 % Change in Revenue	1Q16-1Q15 % Change in Minutes of Use	1Q16 Revenue as a % of all TPS Revenue
Retail Communications	$173.7	$184.4	$185.0	(5.8)%	(11.8)%	45.0%
Wholesale Carrier Services	$148.1	$157.9	$151.5	(6.2)%	(0.0)%	38.4%
Payment Services	$55.5	$51.2	$55.7	+8.5%	n/a	14.4%
Hosted Platform Solutions	$8.4	$10.3	$8.6	(19.0)%	(14.1)%	2.2%
Total TPS	$385.7	$403.8	$400.8	(4.5)%	(4.2)%	100.0%

Retail Communications revenue totaled $173.7 million in 1Q16 compared to $184.4 million (-5.8%) in the year ago quarter. Growth in IDT’s flagship Boss Revolution international calling service, which is the dominant offering in the Retail Communications vertical, was 0.5% year over year but declined 3.9% sequentially. Following regulatory changes intended to increase domestic competition in the Mexican telecommunications market, the cost of terminating international calls to Mexico has declined significantly. As a result, many of IDT’s competitors - including some of the large US mobile operators - began offering free or low cost unlimited Mexico calling as part of their monthly pricing plans. These dynamics negatively impacted Retail Communications revenue generated on the heavily used US-to-Mexico corridor. Exclusive of the US-to-Mexico route, Boss Revolution’s international calling service revenue increased in 1Q16 by approximately 5% compared to the year ago quarter.

Wholesale Carrier Services’ revenue decreased to $148.1 million (-6.2%) in 1Q16, primarily resulting from a decrease in revenue-per-minute, reflecting a shift to lower revenue, higher margin corridors.

Payment Services’ revenue in 1Q16 increased to $55.5 million (+8.5%) on growth in international airtime top-up sales.

Hosted Platform Solutions’ revenue decreased to $8.4 million in 1Q16 (-19.0%). The decrease was in-line with expectations and primarily reflects reductions in rates for telephony services provided by IDT to its cable operator customers.

TPS’ direct cost of revenue as a percentage of TPS’ revenue was 83.8% in 1Q16, a decrease of 80 basis points year over year and 50 basis points sequentially. The improvement is due primarily to higher revenue-per-minute in Retail Communications, and to a shift in Wholesale Carrier Services’ traffic to lower revenue but higher margin routes.

TPS’ SG&A expense decreased to $48.2 million from $51.2 million (-5.9%) in 1Q15 and from $49.4 million (-2.4%) in 4Q15. Expressed as a percentage of TPS’ revenue, TPS’ 1Q16 SG&A decreased to 12.5% from 12.7% in 1Q15 and increased from 12.3% in 4Q15. The year over year decrease primarily reflects reduced employee compensation costs, after headcount reductions implemented in fiscal 2015, and reduced marketing and advertising expense compared to the year ago quarter.

TPS’ Adjusted EBITDA increased to $14.1 million from $11.0 million (+28.5%) in 1Q15 and from $13.4 million (+5.6%) in 4Q15. The year over year and sequential increases were driven by the reduction in SG&A expense, which more than compensated for decreases in revenue.

TPS’ depreciation and amortization expense was $4.4 million in 1Q16, an increase from $3.8 million (+16.6%) in 1Q15 and $4.3 million (+1.6%) in 4Q15. Depreciation increased due to higher levels of capital expenditures in recent periods to support new product developments, including IDT Messaging, Net2Phone Office, and the Boss Revolution Calling App.

TPS’ income from operations increased to $9.7 million from $5.7 million (+71.5%) in 1Q15 and $8.8 million (+10.4%) in 4Q15. Severance expense was nil, $1.5 million and $0.2 million in 1Q16, 1Q15 and 4Q15, respectively.

CPS

Consumer Phone Services (CPS) sells local and long distance services domestically in 11 states, marketed under the brand name IDT America. CPS has been in harvest mode for the last decade, maximizing revenue from current customers while maintaining SG&A and other expenses at the minimum levels essential to operate the business. Results this quarter conformed to expectations.

CPS’ revenue was $1.8 million compared to $2.3 million (-20.9%) in 1Q15 and $2.0 million (-7.5%) in the prior quarter. CPS’ income from operations was $339 thousand in 1Q16, compared $355 thousand (-4.5%) in 1Q15 and $273 thousand (+24.1%) in 4Q15.

ALL OTHER

All Other includes Zedge - a popular platform for mobile phone consumers to obtain free customization content - IDT’s real estate holdings and other small businesses. All Other previously included Fabrix, a software development company specializing in highly efficient cloud-based video processing, storage and delivery. Fabrix’s operations were consolidated into IDT for all periods up to and including the first two months of 1Q15, at which point Fabrix was sold and deconsolidated.

As of October 31, 2015, Zedge’s app, available on Android, iOS and Windows Mobile, had surpassed 173 million cumulative installs, increasing from 120 million (+44%) a year earlier and 159 million (+9%) at July 31, 2015. Zedge has averaged among the top thirty most popular apps in the Google Play store in the U.S. for the last five years and is currently ranked in the top ten most popular free apps in the iTunes Entertainment category. As a result of Zedge’s large, active user base, it offers advertisers, game developers, musicians and artists a scalable, non-incentivized, user acquisition platform with global reach.

Zedge’s revenue in 1Q16 was $2.6 million, an increase from $2.0 million (+26.4%) in 1Q15 and from $2.4 million (+5.4%) in 4Q15. The year over year and sequential revenue increases were driven by continued growth in users and impressions, and increased revenue per impression, across both the Android and iOS platforms.

All Other’s revenue was $3.1 million in 1Q16 compared to $6.8 million (-54.8%) in 1Q15 and $3.0 million (+3.0%) in 4Q15. (Fabrix contributed $4.2 million to All Other’s revenue in 1Q15 prior to its sale.) Excluding Zedge, IDT’s real estate holdings generated the balance of All Other’s revenue in 1Q16.

All Other’s income from operations in 1Q16 was $430 thousand compared to $76.5 million in 1Q15 and $449 thousand in 4Q15. All Other’s income from operations in 1Q15 included a gain on the sale of IDT’s interest in Fabrix of $75.1 million.

OTHER CONSOLIDATED RESULTS

Consolidated results for all periods presented include corporate overhead. In 1Q16, corporate G&A expense was $2.6 million compared to $3.0 million (-13.1%) in the year ago quarter and $2.3 million (+12.0%) in the prior quarter.

1Q16 net income attributable to IDT decreased to $4.2 million from $80.2 million in the year ago quarter and increased from $1.3 million in 4Q15. Net income in 1Q15 reflected a gain on the sale of IDT’s interest in Fabrix of $75.1 million. Net income attributable to IDT in 1Q16 included income tax expense of $2.9 million compared to $486 thousand in 1Q15 and $3.8 million in 4Q15.

At October 31, 2015, IDT had $152.8 million in unrestricted cash, cash equivalents and marketable securities. Additionally, at that date, IDT reported $81.7 million in current restricted cash and cash equivalents, which included $81.0 million of customer deposits held by IDT’s Gibraltar-based bank. Notes payable, which consisted of a $6.4 million mortgage on real estate at July 31, 2015, was reduced to zero after the mortgage was paid on the maturity date. Current assets totaled $327.6 million and current liabilities were $331.4 million.

Net cash provided by operating activities during 1Q16 increased to $14.0 million compared to $8.3 million during 1Q15 and $2.8 million in 4Q15. For the same periods, capital expenditures declined to $5.5 million compared to $6.1 million and $5.7 million, respectively.

DIVIDEND

IDT has increased its quarterly dividend to $0.19 per share of Class A and Class B common stock for the first quarter of its fiscal year 2016. The dividend will be paid on or about December 18, 2015 to stockholders of record as of the close of business on December 14th. The ex-dividend date will be December 10th. This distribution is an ordinary dividend for tax purposes.

IDT EARNINGS ANNOUNCEMENT & SUPPLEMENTAL INFORMATION

IDT will host a conference call at 5:30 PM ET today, December 3rd, beginning with management’s discussion of financial and operational results, business outlook and strategy, followed by Q&A.

To listen to the call and participate in the Q&A, dial toll-free 1-877-300-8521 (from U.S.) or 1-412-317-6026 (international) and request the IDT Corporation call.

An audio replay of the conference call will be available one hour after the call concludes through December 11, 2015 by dialing 1-877-870-5176 (toll free from the U.S.) or 1-858-384-5517 (international) and providing the replay conference code: 10076314. An audio replay will also be available by streaming from the IDT website investor relations site: www.idt.net/ir shortly after the call concludes.

Copies of this release - including the reconciliation of the non-GAAP financial measures that are both used herein and referenced during management’s discussion of results - are also available in the Investor Relations portion of IDT’s website.

About IDT Corporation:

IDT Corporation (NYSE: IDT), through its IDT Telecom division, provides telecommunications and payment services to individuals and businesses primarily through its flagship Boss Revolution® and Net2Phone® brands. IDT Telecom’s wholesale business is a leading global carrier of international long distance calls. IDT also holds a majority interest in Zedge (www.zedge.net), developer of the popular eponymous app for mobile content discovery and acquisition. For more information on IDT, visit www.idt.net.

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks, and should be consulted along with this release. To the extent permitted under applicable law, IDT assumes no obligation to update any forward-looking statements.

Contact:

IDT Corporation Investor Relations

Bill Ulrey

william.ulrey@idt.net

973-438-3838

IDT CORPORATION

CONSOLIDATED BALANCE SHEETS

	October 31, 2015	July 31, 2015
	(Unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$105,472	$110,361
Restricted cash and cash equivalents	81,688	91,035
Marketable securities	47,322	40,287
Trade accounts receivable, net of allowance for doubtful accounts of $5,623 at October 31, 2015 and $5,645 at July 31, 2015	59,044	58,543
Receivable from sale of interest in Fabrix Systems Ltd.	3,702	8,471
Prepaid expenses	15,797	17,304
Deferred income tax assets, net—current portion	843	843
Other current assets	13,688	14,344

Total current assets	327,556	341,188
Property, plant and equipment, net	91,757	91,316
Goodwill	14,394	14,388
Other intangibles, net	1,177	1,277
Investments	12,216	12,344
Deferred income tax assets, net—long-term portion	9,688	12,481
Other assets	12,548	12,688

Total assets	$469,336	$485,682

Liabilities and equity
Current liabilities:
Trade accounts payable	$30,942	$29,140
Accrued expenses	132,345	139,272
Deferred revenue	86,262	86,302
Customer deposits	78,189	84,454
Income taxes payable	539	391
Notes payable—current portion	—	6,353
Other current liabilities	3,161	3,000

Total current liabilities	331,438	348,912
Other liabilities	1,795	1,830

Total liabilities	333,233	350,742
Commitments and contingencies
Equity:
IDT Corporation stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	—	—
Class A common stock, $.01 par value; authorized shares—35,000; 3,272 shares issued and 1,574 shares outstanding at October 31, 2015 and July 31, 2015	33	33
Class B common stock, $.01 par value; authorized shares—200,000; 25,275 and 25,276 shares issued and 21,752 and 21,755 shares outstanding at October 31, 2015 and July 31, 2015, respectively	253	253
Additional paid-in capital	403,917	403,146
Treasury stock, at cost, consisting of 1,698 and 1,698 shares of Class A common stock and 3,523 and 3,521 shares of Class B common stock at October 31, 2015 and July 31, 2015, respectively	(110,566)	(110,543)
Accumulated other comprehensive income	1,410	771
Accumulated deficit	(159,835)	(159,829)

Total IDT Corporation stockholders’ equity	135,212	133,831
Noncontrolling interests	891	1,109

Total equity	136,103	134,940

Total liabilities and equity	$469,336	$485,682

IDT CORPORATION

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended October 31,
	2015	2014
	(in thousands, except per share data)
Revenues	$390,578	$412,878
Costs and expenses:
Direct cost of revenues (exclusive of depreciation and amortization)	324,511	343,807
Selling, general and administrative (i)	53,090	56,999
Depreciation and amortization	5,052	4,405
Research and development	—	1,656
Severance	—	1,549

Total costs and expenses	382,653	408,416
Gain on sale of interest in Fabrix Systems Ltd.	—	75,145

Income from operations	7,925	79,607
Interest income (expense), net	158	(90)
Other (expense) income, net	(610)	1,323

Income before income taxes	7,473	80,840
Provision for income taxes	(2,898)	(486)

Net income	4,575	80,354
Net income attributable to noncontrolling interests	(382)	(199)

Net income attributable to IDT Corporation	$4,193	$80,155

Earnings per share attributable to IDT Corporation common stockholders:
Basic	$0.18	$3.52
Diluted	$0.18	$3.47

Weighted-average number of shares used in calculation of earnings per share:
Basic	22,935	22,755
Diluted	22,969	23,091

Dividends declared per common share	$0.18	$0.85

(i) Stock-based compensation included in selling, general and administrative expenses	$771	$848

IDT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended October 31,
	2015	2014
	(in thousands)
Operating activities
Net income	$4,575	$80,354
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,052	4,405
Deferred income taxes	2,785	594
Provision for doubtful accounts receivable	873	44
Gain on sale of interest in Fabrix Systems Ltd.	—	(75,145)
Realized (gain) loss on marketable securities	(543)	40
Interest in the equity of investments	155	(1,898)
Stock-based compensation	771	848
Change in assets and liabilities:
Restricted cash and cash equivalents	8,395	3,769
Trade accounts receivable	(2,091)	7,364
Prepaid expenses, other current assets and other assets	2,352	2,937
Trade accounts payable, accrued expenses, other current liabilities and other liabilities	(3,465)	(9,766)
Customer deposits	(4,985)	(3,939)
Income taxes payable	148	(291)
Deferred revenue	(69)	(1,025)

Net cash provided by operating activities	13,953	8,291
Investing activities
Capital expenditures	(5,519)	(6,111)
Proceeds from sale of interest in Fabrix Systems Ltd., net of cash and cash equivalents sold.	4,769	36,039
Purchase of investments	—	(218)
Proceeds from sale and redemption of investments	17	23
Purchases of marketable securities	(14,911)	(9,065)
Proceeds from maturities and sales of marketable securities	8,861	6,818

Net cash (used in) provided by investing activities	(6,783)	27,486
Financing activities
Dividends paid	(4,199)	(3,950)
Distributions to noncontrolling interests	(600)	(750)
Repayments of revolving credit loan payable and other borrowings	(6,353)	(13,065)
Repurchases of Class B common stock	(23)	(559)

Net cash used in financing activities	(11,175)	(18,324)
Effect of exchange rate changes on cash and cash equivalents	(884)	(3,074)

Net (decrease) increase in cash and cash equivalents	(4,889)	14,379
Cash and cash equivalents at beginning of period	110,361	153,823

Cash and cash equivalents at end of period	$105,472	$168,202
Supplemental schedule of non-cash investing and financing activities
Net liabilities excluding cash and cash equivalents of Fabrix Systems Ltd. sold	$—	$14,333

Reconciliation of Non-GAAP Financial Measures for the First Quarter Fiscal 2016

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), IDT also disclosed, for the first quarters of fiscal 2016 and 2015, Adjusted EBITDA, non-GAAP net income and non-GAAP diluted earnings per share, or EPS, which are non-GAAP measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

IDT’s measure of Adjusted EBITDA consists of revenues less direct cost of revenues, selling, general and administrative expense and research and development expense. Another way of calculating Adjusted EBITDA is to start with income from operations, add depreciation and amortization, and severance expense, and subtract the gain on the sale of interest in Fabrix Systems Ltd.

IDT’s measure of non-GAAP net income starts with net income in accordance with GAAP and adds depreciation and amortization, severance expense, and stock-based compensation, and subtracts the gain on the sale of interest in Fabrix Systems Ltd.

IDT’s measure of non-GAAP diluted EPS is calculated by dividing non-GAAP net income by the diluted weighted-average shares.

These additions and subtractions are non-cash and/or non-routine items in the relevant fiscal 2016 and fiscal 2015 periods.

Management believes that IDT’s Adjusted EBITDA, non-GAAP net income and non-GAAP EPS measures provide useful information to both management and investors by excluding certain expenses and non-routine gains that may not be indicative of IDT’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA, non-GAAP net income and non-GAAP EPS to evaluate operating performance in relation to IDT’s competitors. Disclosure of these financial measures may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, IDT has historically reported similar financial measures and believes such measures are commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA, as well as the GAAP measures income (loss) from operations and net income, on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and IDT's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. IDT’s operating results exclusive of depreciation and amortization charges are useful indicators of its current performance.

Severance expense is also excluded from the calculation of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS. Severance expense is reflective of decisions made by management in each period regarding the aspects of IDT’s and its segments’ businesses to be focused on in light of changing market realities and other factors. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of IDT’s core and continuing operations.

Gain on the sale of interest in Fabrix Systems Ltd., which is a component of income from operations, is excluded from the calculation of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS. From time-to-time, IDT will select and incubate promising early stage businesses outside of its core business for eventual sale or spin-off to its stockholders. However, such gains or losses do not occur each quarter nor are they part of IDT’s or the relevant segment’s core operating results.

The other calculation of Adjusted EBITDA consists of revenues less direct cost of revenues, selling, general and administrative expense and research and development expense. As the other excluded items are not reflected in this calculation, they are excluded automatically and there is no need to make additional adjustments. This calculation results in the same Adjusted EBITDA amount and its utility and significance is as explained above.

Stock-based compensation recognized by IDT and other companies may not be comparable because of the variety of types of awards as well as the various valuation methodologies and subjective assumptions that are permitted under GAAP. Stock-based compensation is excluded from IDT’s calculation of non-GAAP net income and non-GAAP EPS because management believes this allows investors to make more meaningful comparisons of the operating results per share of IDT’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for IDT for the foreseeable future and an important part of employees’ compensation that impacts their performance.

Adjusted EBITDA, non-GAAP net income and non-GAAP EPS should be considered in addition to, not as a substitute for, or superior to, income (loss) from operations, cash flow from operating activities, net income, basic and diluted earnings per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, IDT’s measurements of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS may not be comparable to similarly titled measures reported by other companies.

Following are reconciliations of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS to the most directly comparable GAAP measure, which are, (a) for Adjusted EBITDA, income (loss) from operations for IDT’s reportable segments and net income for IDT on a consolidated basis, (b) for non-GAAP net income, net income and, (c) for non-GAAP EPS, basic and diluted earnings per share.

IDT Corporation Reconciliation of Adjusted EBITDA to Net Income (unaudited) in millions Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	All Other	Corporate
Three Months Ended October 31, 2015 (1Q16)
Adjusted EBITDA	$13.0	$14.1	$0.3	$1.1	$(2.5)
Subtract:
Depreciation and amortization	5.1	4.4	—	0.7	—
Severance expense	—	—	—	—	—
Income (loss) from operations	7.9	$9.7	$0.3	$0.4	$(2.5)
Interest income, net	0.2
Other expense, net	(0.6)
Income before income taxes	7.5
Provision for income taxes	(2.9)
Net income	4.6
Net income attributable to noncontrolling interests	(0.4)
Net income attributable to IDT Corporation	$4.2

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	All Other	Corporate
Three Months Ended July 31, 2015 (4Q15)
Adjusted EBITDA	$12.4	$13.4	$0.3	$1.1	$(2.3)
Subtract (Add):
Depreciation and amortization	5.0	4.3	—	0.6	—
Severance expense	0.2	0.2	—	—	—
Income (loss) from operations	7.2	$8.8	$0.3	$0.4	$(2.3)
Other expense, net	(1.6)
Income before income taxes	5.6
Provision for income taxes	(3.7)
Net income	1.9
Net income attributable to noncontrolling interests	(0.6)
Net income attributable to IDT Corporation	$1.3

IDT Corporation

Reconciliation of Adjusted EBITDA to Net Income

(unaudited)

in millions

Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	All Other	Corporate
Three Months Ended October 31, 2014 (1Q15)
Adjusted EBITDA	$10.4	$11.0	$0.4	$2.0	$(2.9)
Subtract (Add):
Depreciation and amortization	4.4	3.8	—	0.6	—
Severance expense	1.5	1.5	—	—	—
Gain on sale of interest in Fabrix Systems Ltd.	(75.1)	—	—	(75.1)	—
Income (loss) from operations	79.6	$5.7	$0.4	$76.5	$(2.9)
Interest expense, net	(0.1)
Other income, net	1.3
Income before income taxes	80.8
Provision for income taxes	(0.4)
Net income	80.4
Net income attributable to noncontrolling interests	(0.2)
Net income attributable to IDT Corporation	$80.2

IDT Corporation

Reconciliations of Net Income to Non-GAAP Net Income and Earnings Per Diluted Share to Non-GAAP Diluted EPS

(unaudited)

in millions, except per share data

Figures may not foot due to rounding to millions.

	1Q16	4Q15	1Q15

Net income	$4.6	$1.9	$80.4
Adjustments (add) subtract:
Stock-based compensation	(0.8)	(1.2)	(0.8)
Depreciation and amortization	(5.0)	(5.0)	(4.4)
Gain on sale of interest in Fabrix Systems Ltd.	—	—	75.1
Severance expense	—	(0.2)	(1.5)
Total adjustments	(5.8)	(6.4)	68.4
Income tax effect of total adjustments	2.3	2.6	1.5
	3.5	3.8	69.9
Non-GAAP net income	$8.1	$5.7	$10.5

Earnings per share:
Basic	$0.18	$0.05	$3.52
Total adjustments	0.17	0.20	(3.06)
Non-GAAP EPS - basic	$0.35	$0.25	$0.46

Weighted-average number of shares used in calculation of basic earnings per share	22.9	23.0	22.8

Diluted	$0.18	$0.05	$3.47
Total adjustments	0.17	0.20	(3.01)
Non-GAAP EPS - diluted	$0.35	$0.25	$0.46

Weighted-average number of shares used in calculation of diluted earnings per share	23.0	23.2	23.1